UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Airgas, Inc.

(Exact name of registrant as specified in its charter)

Delaware	56-0732648
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification Number)

259 North Radnor-Chester Road, Suite 100 Radnor, PA	19087-5283
(Address of principal executive offices)	(ZIP Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

This amendment hereby amends the registration statement on Form 8-A filed with the Securities and Exchange Commission on May 10, 2007, by supplementing Items 1 and 2 below with the following.

Item 1.	Description of Securities to be Registered

On November 17, 2015, the Company and Wells Fargo Bank, N.A., as rights agent, entered into an Amendment (the “Amendment”) to the Rights Agreement dated as of May 8, 2007 by and between Airgas, Inc. and Wells Fargo Bank, N.A., as the successor to The Bank of New York (the “Rights Agreement”).

The Amendment modifies the existing terms of the Rights Agreement by lowering the beneficial ownership threshold for triggering the Rights Plan from 15% of the Company’s common stock to 10% by amending both Section 3 of the Rights Agreement and the definition of “Acquiring Person” in Section 1 of the Rights Agreement. Any party that beneficially owns 10% or more of the Company’s common stock at the time of the public announcement of the Amendment will not trigger the rights plan unless that party either (1) after the time of the public announcement of the amendment, increases its beneficial ownership of the Company’s common stock (other than as a result of an acquisition by the Company) to an amount equal to or greater than the greater of (x) 10% or (y) the sum of (i) the lowest beneficial ownership of such person as a percentage of the common stock as of any time from and after the time of the public announcement of the amendment plus (ii) 0.001% or (2) at any time while such person continues to have beneficial ownership of 10% or more of the Company’s common stock, exercises any unexercised options, conversion rights, exchange rights, rights, warrants or derivatives contract for shares of the Company’s common stock.

The Amendment also supplements Section 1 of the Rights Agreement by adding certain new definitions, and supplements the definition of “Beneficial Owner” with additional terms. The Amendment further modifies and amends Sections 7 and 30 of the Rights Agreement and added Section 35 to provide that the Agreement and Plan of Merger, dated November 17, 2015, by and among the Company, L’Air Liquide, S.A. and AL Acquisition Corporation, the Voting and Support Agreement, dated November 17, 2015, by and among L’Air Liquide, S.A., Peter McCausland and Bonnie McCausland or any transactions or agreements associated with such Agreement and Plan of Merger or Voting and Support Agreement will not result in a Stock Acquisition Date (as defined in the Rights Agreement), a Distribution Date (as defined in the Rights Agreement) or any other separation of the Rights from the underlying common stock.

All other terms and provisions of the Company’s Rights Plan remain unchanged.

The foregoing is a summary only of certain terms and conditions of the Rights Plan and the Amendment, and is qualified in its entirety by reference to the text of the Rights Plan, which is filed as Exhibit 4.1 and is incorporated herein by this reference, and the Amendment, which is filed herewith as Exhibit 4.2 and is incorporated herein by this reference.

Item 2.	Exhibits

Exhibit Number	Description of Exhibit

3.1	Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series C Junior Participating Preferred Stock (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 10, 2007).

4.1	Rights Agreement, dated as of May 8, 2007, between Airgas, Inc. and The Bank of New York, as Rights Agent, which includes as Exhibits thereto the Form of Certificate of Designation, the Form of Right Certificate and the Summary of Rights attached thereto as Exhibits A, B and C, respectively (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 10, 2007).

4.2	Amendment to Rights Agreement dated as of November 17, 2014 by and between Airgas, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed November 18, 2015).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 19, 2015	AIRGAS, INC.

	By:	/s/ Robert H. Young, Jr.
Robert H. Young, Jr.
Senior Vice President and General Counsel

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